Exhibit 99.1

EXPRESSJET REPORTS MARCH 2010 PERFORMANCE

            HOUSTON, April 12, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT), parent company of regional and charter airline operator, ExpressJet Airlines, Inc., today reportedtraffic and capacity results for March 2010.

Partner Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 813 million, and available seat miles (ASM) flown were 1,023 million.  ExpressJet's March load factor for Partner Flying was 79.4%.  The company flew 65,323 block hours and operated 36,078 departures during the month as Continental Express and United Express.  During March 2010, ExpressJet operated an average of 208 aircraft as Continental Express and an average of 22 aircraft as United Express.

Corporate Aviation

            ExpressJet flew 759 block hours during the month in its Corporate Aviation (charter) division.  During the month, ExpressJet’s fleet within the Corporate Aviation division consisted of 10 aircraft.

Total Fleet

            ExpressJet ended March 2010 with a fleet of 244 aircraft consisting of 208 operating as Continental Express, 22 flying as United Express and 10 flying within Corporate Aviation (charter).  The remaining four aircraft were in modification lines preparing to enter the United Express operation.

About ExpressJet

            ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 134 scheduled destinations in North America and the Caribbean with approximately 1,045 departures per day.  Operations include capacity purchase agreements for Continental and United as well as providing clients customized 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports March 2010 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

	Month Ending March 31, 2010		Month Ending March 31, 2010		Year Over Year Change
	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	813		663		23%
Available Seat Miles (ASM) (millions)	1,023		874		17%
Passenger Load Factor	79.4%		75.9%		3.6 pts
Block Hours	65,323	759	57,709	912	13%	(17%)
Departures	36,078		29,412		23%
Stage Length	568		596		(5%)
Fleet*	230	14	214	30	7%	(53%)

Year to date	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation	Partner Flying	Corporate Aviation

Revenue Passenger Miles (millions)	2,071		1,709		21%
Available Seat Miles (ASM) (millions)	2,742		2,386		15%
Passenger Load Factor	79.4%		71.6%		7.8 pts
Block Hours	177,255	3,027	157,606	3,231	12%	(6%)
Departures	95,963		81,058		18%
Stage Length	573		591		(3%)
Fleet	224	20	214	30	5%	(35%)

* Includes 4 aircraft in various modification lines preparing for the multiyear arrangement that begins with United in May 2010.

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